Exhibit 99.1

Caribou Biosciences to Present ANTLER Trial-in-Progress Poster at the
64th American Society of Hematology Annual Meeting

BERKELEY, CA, November 3, 2022 – Caribou Biosciences, Inc. (Nasdaq: CRBU), a leading clinical-stage CRISPR genome-editing biopharmaceutical company, today announced that a trial-in-progress abstract for the Company’s ongoing ANTLER Phase 1 clinical trial evaluating CB-010 for relapsed or refractory B cell non-Hodgkin lymphoma (r/r B-NHL) has been accepted as a poster presentation at the 64th American Society of Hematology (ASH) Annual Meeting, being held in New Orleans, Louisiana, December 10-13, 2022.

The poster will provide details on the ANTLER clinical trial design and objectives. Details of the poster presentation are as follows:

Title: A First-in-Human Phase 1, Multicenter, Open-Label Study of CB-010, a Next-Generation CRISPR-Edited Allogeneic Anti-CD19 CAR-T Cell Therapy with a PD-1 Knockout, in Patients with Relapsed/Refractory B Cell Non-Hodgkin Lymphoma (ANTLER Study)
Presenter: Susan O’Brien, M.D., professor, Division of Hematology/Oncology and associate director for clinical science, Chao Family Comprehensive Cancer Center, University of California, Irvine, CA
Session Name: 626. Aggressive Lymphomas: Prospective Therapeutic Trials: Poster III
Session Date: Monday, December 12, 2022
Presentation Time: 6:00 pm - 8:00 pm CST
Location: Ernest N. Morial Convention Center, Hall D
Abstract number: 4257

The poster presentation will be available for registered attendees on the ASH website and on Caribou’s website (https://www.cariboubio.com/technology/#pubs) Monday, December 12, 2022 at 9:00 am CT.

About CB-010
CB-010 is the lead product candidate from Caribou’s allogeneic CAR-T cell therapy platform and is being evaluated in patients with relapsed or refractory B cell non-Hodgkin lymphoma (r/r B-NHL) in the ongoing ANTLER Phase 1 trial. CB-010 is an allogeneic anti-CD19 CAR-T cell therapy engineered using Cas9 CRISPR hybrid RNA-DNA (chRDNA) technology to insert a CD19-specific CAR into the TRAC gene and knock out PD-1 to boost the persistence of antitumor activity. CB-010 is the first allogeneic CAR-T cell therapy in the clinic with a PD-1 knockout. Additional information on the ANTLER trial can be found at https://clinicaltrials.gov using identifier NCT04637763.

About Caribou’s Novel Next-Generation CRISPR Platform
CRISPR genome editing uses easily designed, modular biological tools to make DNA changes in living cells. There are two basic components of Class 2 CRISPR systems: the nuclease protein that cuts DNA and the RNA molecule(s) that guide the nuclease to generate a site-specific, double-stranded break, leading to an edit at the targeted genomic site. CRISPR systems are capable of editing unintended genomic sites, known as off-target editing, which may lead to harmful effects on cellular function and phenotype. In response to this challenge, Caribou has developed CRISPR hybrid RNA-DNA guides (chRDNAs; pronounced “chardonnays”) that direct substantially more precise genome editing compared to all-RNA guides. Caribou is deploying the power of its Cas12a chRDNA technology to carry out high efficiency multiple edits, including multiplex gene insertions, to develop CRISPR-edited therapies.

About Caribou Biosciences, Inc.
Caribou Biosciences is a clinical-stage CRISPR genome-editing biopharmaceutical company dedicated to developing transformative therapies for patients with devastating diseases. The company’s genome-editing platform, including its proprietary Cas12a chRDNA technology, enables superior precision to develop cell therapies that are specifically engineered for enhanced persistence. Caribou is advancing a pipeline of off-the-shelf CAR-T and CAR-NK cell therapies for the treatment of patients with hematologic malignancies and solid tumors.

Follow us @CaribouBio and visit www.cariboubio.com.

“Caribou Biosciences” and the Caribou logo are registered trademarks of Caribou Biosciences, Inc.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements related to Caribou’s strategy, plans, and objectives, and expectations regarding its clinical and preclinical development programs, including its expectations relating to the timing of the release of additional patient data from its ANTLER Phase 1 clinical trial for CB-010. Management believes that these forward-looking statements are reasonable as and when made. However, such forward-looking statements are subject to risks and uncertainties, and actual results may differ materially from any future results expressed or implied by the forward-looking statements. Risks and uncertainties include, without limitation, risks inherent in development of cell therapy products, such as those associated with being in the early stages of clinical development; uncertainties related to the initiation, cost, timing, progress, and results of Caribou’s current and future research and development programs, preclinical studies, and clinical trials; and the risk that initial or interim clinical trial data will not ultimately be predictive of the safety and efficacy of Caribou’s product candidates or that clinical outcomes may differ as more patient data becomes available; as well as other risk factors described from time to time in Caribou’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2021, and subsequent filings. In light of the significant uncertainties in these forward-looking statements, you should not rely upon forward-looking statements as predictions of future events. Except as required by law, Caribou undertakes no obligation to update publicly any forward-looking statements for any reason.

Caribou Biosciences, Inc. Contacts:
Investors:
Amy Figueroa, CFA
afigueroa@cariboubio.com
Media:
Peggy Vorwald, Ph.D.
pvorwald@cariboubio.com

Investors and Media:
Elizabeth Wolffe, Ph.D., and Sylvia Wheeler
Wheelhouse LSA
lwolffe@wheelhouselsa.com
swheeler@wheelhouselsa.com
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